Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

REPORTS THIRD QUARTER 2018 RESULTS

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Reports Successful Acquisition of The Peoples Bank

BIRMINGHAM, AL (November 6, 2018) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”) today announced results as of and for the third quarter ended September 30, 2018. Net income totaled $0.2 million, or $0.03 per diluted share, for the quarter, and was significantly impacted by one-time, nonrecurring expenses of $1.5 million associated with the acquisition of The Peoples Bank. These one-time expenses were partially offset by nonrecurring gains on the settlement of derivative contracts totaling $1.0 million. Net income for the third quarter of 2017 totaled $0.6 million, or $0.10 per diluted share. Earnings during the 2017 period were positively impacted by nonrecurring gains on sale of investment securities totaling $0.2 million.

For the nine months ended September 30, 2018, net income totaled $1.0 million, or $0.15 per diluted share, compared to $1.5 million, or $0.22 per diluted share, for the corresponding period of 2017.

Acquisition and Merger of The Peoples Bank

As previously announced, on August 31, 2018, the Company completed its acquisition of The Peoples Bank (“TPB”) and then merged TPB with and into its wholly owned subsidiary, First US Bank (the “Bank”).

“This is an exciting time for our institution,” stated James F. House, President and CEO of the Company. “We have now added a talented banking team and an excellent customer base in the Knoxville, Tennessee and southwest Virginia areas. We believe that this expansion will provide significant opportunity for future growth, particularly with respect to commercial lending in the vibrant Knoxville market. As we complete the integration of our organizations and move beyond the nonrecurring acquisition expenses, the acquisition should quickly begin to bring improved efficiency and earnings growth.”

As of the acquisition date, TPB’s assets totaled $166.5 million, consisting primarily of pre-discounted gross loans totaling $156.8 million. Total deposits were $140.0 million. Preliminary purchase accounting adjustments were recorded as of the acquisition date, resulting in goodwill of $7.6 million. A table summarizing the assets acquired and liabilities assumed from TPB, along with the purchase accounting adjustments, is included in the financial tables herein.

Other Third Quarter Financial Highlights

Organic Loan Growth – Independent of the loan growth resulting from the acquisition, the Company’s net loan balances increased $9.1 million, or 10.5% (annualized), during the third quarter of 2018 and $18.6 million, or 7.2% (annualized), during the nine months ended September 30, 2018. Organic loan growth at the Bank totaled $6.9 million for the nine-month period, while the Company’s finance company subsidiary, Acceptance Loan Company, Inc. (“ALC”), grew its loan portfolio by $11.7 million during the same period.

Growth in Net Interest Income – Net interest income increased by $0.8 million, or 11.0%, in the third quarter of 2018 compared to the second quarter of 2018. Compared to the third quarter of 2017, net interest income increased by $1.2 million, or 16.7%. Net interest income attributable to TPB, including accretion of the fair value discount on purchased loans and premium on time deposits, was $0.7 million. For the nine months ended September 30, 2018, net interest income exceeded the corresponding period of 2017 by $2.0 million, or 9.6%.

Asset Quality, Provision and Allowance for Loan Losses – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), increased to $5.3 million as of September 30, 2018, compared to $3.9 million as of June 30, 2018, primarily due to the acquisition of TPB. As a percentage of total assets, non-performing assets totaled 0.66% as of September 30, 2018, compared to 0.61% of total assets as of June 30, 2018 and 0.96% of total assets as of December 31, 2017.

The provision for loan and lease losses was $0.8 million during the third quarter of 2018, compared to $0.7 million during the second quarter of 2018 and $0.4 million during the third quarter of 2017. For the nine months ended September 30, 2018, the provision for loan and lease losses totaled $2.1 million, compared to $1.5 million for the corresponding period of 2017. The increased provision expense in 2018 compared to 2017 resulted from more substantial loan growth in ALC’s loan portfolio, primarily in indirect point-of-sales lending. In general, ALC’s consumer loans require higher levels of loss provisioning than the Bank’s commercial loans. However, as a result of higher credit quality, ALC’s indirect point-of-sale lending has historically required lower provisioning than ALC’s traditional consumer loan portfolio.

As of September 30, 2018, the allowance for loan and lease losses totaled $5.1 million, or 0.97% of gross loans outstanding, representing a decrease from 1.37% as of June 30, 2018 and 1.36% as of December 31, 2017. In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of TPB were recorded at fair value; accordingly, there was no allowance for loan losses associated with the acquired loan portfolio at the acquisition date. Management continues to evaluate the need for an allowance on the acquired portfolio, factoring in the remaining net discount on the loans, which totaled $2.3 million, or 1.51% of gross purchased loans, as of September 30, 2018. Management believes that the allowance for loan and lease losses is sufficient as of September 30, 2018 to provide for losses in the existing portfolio.

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

Non-interest Income – Non-interest income totaled $2.1 million during the third quarter of 2018, compared to $1.1 million during the second quarter of 2018 and $1.2 million during the third quarter of 2017. The increase compared to both previous quarters resulted primarily from the settlement of two forward interest rate swap contracts with the counterparty that netted a pre-tax gain of $1.0 million. For the nine months ended September 30, 2018, non-interest income totaled $4.4 million, compared to $3.3 million for the corresponding period of 2017.

Non-interest Expense – Non-interest expense totaled $9.1 million for the third quarter of 2018, compared to $7.5 million during the second quarter of 2018 and $7.2 million during the third quarter of 2017. The increase compared to both previous quarters resulted primarily from expenses associated with the TPB acquisition that totaled approximately $1.5 million during the third quarter of 2018. In addition, salaries and benefits expense increased by $0.1 million compared to the second quarter of 2018 and $0.3 million compared to the third quarter of 2017. These increases resulted primarily from merit and cost of living salary increases for the Company’s employees, combined with additional expense during the third quarter of 2018 for the assumption by the Bank of salaries and benefits for employees of TPB post-acquisition. For the nine months ended September 30, 2018, non-interest expense totaled $23.9 million, compared to $21.1 million for the corresponding period of 2017.

Provision for Income Taxes – The provision for income taxes totaled $0.3 million during the third quarter of 2018, representing an effective tax rate of 52.8% for the quarter, compared to an effective tax rate of 18.4% during the second quarter of 2018 and 21.4% during the third quarter of 2017. The increased tax provisioning during the third quarter of 2018 resulted from the incurrence of acquisition-related expenses during the quarter, a portion of which are non-deductible under IRS regulations. This resulted in approximately $0.2 million of additional tax expense during the quarter. For the nine months ended September 30, 2018, the Company’s effective tax rate was 29.8%, compared to 23.0% for the nine months ended September 30, 2017.

Cash Dividend – The Company declared a cash dividend of $0.02 per share on its common stock in the third quarter of 2018. This amount is consistent with the Company’s quarterly dividend declarations for the first and second quarters of 2018 and each quarter of 2017.

Regulatory Capital – As of September 30, 2018, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 12.28%. Its total capital ratio was 13.20%, and its Tier 1 leverage ratio was 8.78%. These ratios are lower than those reported as of June 30, 2018 due to changes in the composition of risk-weighted assets and tangible capital resulting from the acquisition of TPB. However, throughout the third quarter of 2018 and as of September 30, 2018, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations.

Key Performance Measures – Key quarterly performance measures are provided in the table entitled “Selected Financial Data – Linked Quarters” in this press release. For the nine months ended September 30, 2018, annualized return on average assets was 0.21%, compared to 0.32% for the corresponding period of 2017. Annualized return on average common equity and tangible common equity were 1.79% and 1.81%, respectively, for the nine months ended September 30, 2018. For the nine months ended September 30, 2017, both annualized return on average equity and annualized return on tangible equity were 2.50%. Measures of the Company’s performance were significantly impacted by the nonrecurring items discussed earlier in this press release, including acquisition-related expenses and the settlement of derivative contracts.

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, growth and earnings potential and expansion, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, market conditions and investment returns, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. With respect to statements relating to the Company’s acquisition of TPB, these factors include, but are not limited to, difficulties, delays and unanticipated costs in integrating the organizations’ businesses or realized expected cost savings and other benefits; business disruptions as a result of the integration of the organizations, including possible loss of customers; diversion of management time to address acquisition-related issues; and changes in asset quality and credit risk as a result of the acquisition. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended
	2018			2017
	September 30,	June 30,	March 31,	December 31,	September 30,

Results of Operations:
Interest income	$9,452	$8,390	$8,119	$8,087	$7,820
Interest expense	1,124	888	805	804	685
Net interest income	8,328	7,502	7,314	7,283	7,135
Provision for loan losses	789	702	658	523	373
Net interest income after provision for loan losses	7,539	6,800	6,656	6,760	6,762
Non-interest income	2,112	1,132	1,140	1,333	1,236
Non-interest expense	9,142	7,492	7,301	7,359	7,190
Income (loss) before income taxes	509	440	495	734	808
Provision for (benefit from) income taxes	269	81	81	2,600	173
Net income (loss)	$240	$359	$414	$(1,866)	$635
Per Share Data:
Basic net income (loss) per share	$0.04	$0.06	$0.07	$(0.30)	$0.10
Diluted net income (loss) per share	$0.03	$0.06	$0.06	$(0.29)	$0.10
Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Key Measures (Period-End):
Total assets	$802,595	$634,036	$627,319	$625,581	$614,599
Tangible assets	793,038	634,036	627,319	625,581	614,599
Loans, net of allowance for loan losses	519,822	355,529	353,805	346,121	338,026
Allowance for loan losses	5,116	4,952	4,829	4,774	4,808
Investment securities, net	159,496	165,740	181,942	180,150	185,802
Total deposits	715,761	531,428	525,273	517,079	508,385
Short-term borrowings	192	10,366	10,298	15,594	10,635
Long-term debt	—	10,000	10,000	10,000	10,000
Total shareholders’ equity	77,470	75,634	75,525	76,208	78,854
Tangible common equity	67,913	75,634	75,525	76,208	78,854
Book value per common share	12.30	12.41	12.41	12.53	12.98
Tangible book value per common share	10.79	12.41	12.41	12.53	12.98

Key Ratios:
Return on average assets (annualized)	0.14%	0.23%	0.27%	(1.18%)	0.41%
Return on average common equity (annualized)	1.25%	1.91%	2.21%	(9.38%)	3.21%
Return on average tangible common equity (annualized)	1.30%	1.91%	2.21%	(9.38%)	3.21%
Net yield on interest-earning assets	5.25%	5.31%	5.24%	5.09%	5.11%
Net loans to deposits	72.6%	66.9%	67.4%	66.9%	66.5%
Net loans to assets	64.8%	56.1%	56.4%	55.3%	55.0%
Tangible common equity to tangible assets	8.56%	11.93%	12.04%	12.18%	12.83%
Allowance for loan losses as % of loans	0.97%	1.37%	1.35%	1.36%	1.40%
Nonperforming assets as % of total assets	0.66%	0.61%	0.86%	0.96%	0.94%

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET YIELD ON INTEREST-EARNING ASSETS

(Dollars in Thousands)

	Three Months Ended			Three Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans – Bank	$315,278	$3,859	4.86%	$240,006	$2,578	4.26%
Loans – ALC	104,447	4,536	17.23%	91,193	4,224	18.38%
Taxable investment securities	161,560	814	2.00%	187,670	857	1.81%
Non-taxable investment securities	2,217	16	2.86%	8,225	75	3.62%
Federal funds sold	15,102	79	2.08%	—	—	—
Interest-bearing deposits in banks	30,236	148	1.94%	27,249	86	1.25%
Total interest-earning assets	628,840	9,452	5.96%	554,343	7,820	5.60%
Non-interest-earning assets:
Other assets	61,923			58,786
Total	$690,763			$613,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$156,142	$181	0.46%	$164,852	$161	0.39%
Savings deposits	134,673	277	0.82%	82,201	53	0.26%
Time deposits	217,288	662	1.21%	182,405	403	0.88%
Borrowings	5,888	4	0.27%	20,099	68	1.34%
Total interest-bearing liabilities	513,991	1,124	0.87%	449,557	685	0.60%
Non-interest-bearing liabilities:
Demand deposits	92,841			77,723
Other liabilities	7,628			7,282
Shareholders’ equity	76,303			78,567
Total	$690,763			$613,129

Net interest income		$8,328			$7,135
Net yield on interest-earning assets			5.25%			5.11%

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET ASSETS ACQUIRED FROM THE PEOPLES BANK

AUGUST 31, 2018

(Dollars in Thousands)

	Acquired from TPB	Fair Value Adjustments	Fair Value as of August 31, 2018
Assets Acquired:
Cash and cash equivalents	$3,085	$—	$3,085
Investment securities	5,977	—	5,977
Federal Home Loan Bank stock, at cost	565	—	565
Loans	156,772	(2,395)	154,377
Allowance for loan losses	(1,702)	1,702	—
Net loans	155,070	(693)	154,377
Premises and equipment, net	1,198	17	1,215
Other real estate owned	85	—	85
Other assets	551	(245)	306
Core deposit intangible	—	2,048	2,048
Total assets acquired	$166,531	$1,127	$167,658

Liabilities Assumed:
Deposits	140,033	342	140,375
Short-term borrowings	10,000	—	10,000
Other liabilities	437	—	437
Total liabilities assumed	150,470	342	150,812

Shareholders’ Equity Assumed:
Common stock	1,027	(1,027)	—
Surplus	5,280	(5,280)	—
Accumulated other comprehensive income, net of tax	17	(17)	—
Retained earnings	9,737	(9,737)	—
Total shareholders’ equity assumed	16,061	(16,061)	—

Total liabilities and shareholders’ equity assumed	$166,531	$(15,719)	$150,812

	Net assets acquired		$16,846
	Purchase price		24,398
	Goodwill		$7,552

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Cash and due from banks	$11,809	$7,577
Interest-bearing deposits in banks	38,274	19,547
Total cash and cash equivalents	50,083	27,124
Federal funds sold	8,561	15,000
Investment securities available-for-sale, at fair value	137,258	153,871
Investment securities held-to-maturity, at amortized cost	22,238	26,279
Federal Home Loan Bank stock, at cost	703	1,609
Loans and leases, net of allowance for loan and lease losses of $5,116 and $4,774, respectively	519,822	346,121
Premises and equipment, net	27,120	26,433
Cash surrender value of bank-owned life insurance	15,158	14,923
Accrued interest receivable	2,444	2,057
Goodwill and core deposit intangible, net	9,557	—
Other real estate owned	1,489	3,792
Other assets	8,162	8,372
Total assets	$802,595	$625,581

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$715,761	$517,079
Accrued interest expense	355	381
Other liabilities	8,817	6,319
Short-term borrowings	192	15,594
Long-term debt	—	10,000
Total liabilities	725,125	549,373

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,560,914 and 7,345,946 shares issued, respectively; 6,296,712 and 6,081,744 shares outstanding, respectively	75	73
Surplus	13,385	10,755
Accumulated other comprehensive income (loss), net of tax	(2,882)	(868)
Retained earnings	87,317	86,673
Less treasury stock: 1,264,202 shares at cost	(20,414)	(20,414)
Noncontrolling interest	(11)	(11)
Total shareholders’ equity	77,470	76,208

Total liabilities and shareholders’ equity	$802,595	$625,581

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)
Interest income:
Interest and fees on loans	$8,395	$6,802	$22,815	$19,928
Interest on investment securities	1,057	1,018	3,146	3,085
Total interest income	9,452	7,820	25,961	23,013

Interest expense:
Interest on deposits	1,120	617	2,619	1,713
Interest on borrowings	4	68	198	189
Total interest expense	1,124	685	2,817	1,902

Net interest income	8,328	7,135	23,144	21,111

Provision for loan and lease losses	789	373	2,149	1,464

Net interest income after provision for loan and lease losses	7,539	6,762	20,995	19,647

Non-interest income:
Service and other charges on deposit accounts	489	481	1,400	1,406
Credit insurance income	198	160	516	459
Net gain on sales and prepayments of investment securities	—	178	105	228
Net gain on settlement of derivative contracts	981	—	981	—
Mortgage fees from secondary market	128	89	389	147
Other income, net	316	328	993	1,093
Total non-interest income	2,112	1,236	4,384	3,333

Non-interest expense:
Salaries and employee benefits	4,643	4,370	13,743	13,048
Net occupancy and equipment	983	806	2,745	2,276
Computer services	328	337	937	1,036
Fees for professional services	242	187	781	650
Acquisition expenses	1,492	—	1,492	—
Other expense	1,454	1,490	4,237	4,080
Total non-interest expense	9,142	7,190	23,935	21,090

Income before income taxes	509	808	1,444	1,890
Provision for income taxes	269	173	431	435
Net income	$240	$635	$1,013	$1,455
Basic net income per share	$0.04	$0.10	$0.17	$0.24
Diluted net income per share	$0.03	$0.10	$0.15	$0.22
Dividends per share	$0.02	$0.02	$0.06	$0.06

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. As discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in the press release.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for (benefit from) income taxes
●	Gains (losses) on sales and prepayments of investment securities
●	Gains (losses) on settlements of derivative contracts
●	Gains (losses) on sales of foreclosed real estate
●	Provision for loan and lease losses
●	Acquisition expenses
●	Accretion of discount on purchased loans
●	Accretion of premium on purchased time deposits
●	Amortization of core deposit intangible asset

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of September 30, 2018 is set forth below. A limitation of the non-GAAP financial measures presented below is that the adjustments include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

	Quarter Ended
	2018			2017
	September 30,	June 30,	March 31,	December 31,	September 30,

Net income (loss)	$240	$359	$414	$(1,866)	$635
Add back:
Provision for (benefit from) income taxes	269	81	81	2,600	173
Income before income taxes	509	440	495	734	808
Add back (subtract) adjustments to net interest income:
Accretion of discount on purchased loans	(77)	—	—	—	—
Accretion of premium on purchased time deposits	(59)	—	—	—	—
Net adjustments to net interest income	(136)	—	—	—	—
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	—	(102)	(3)	(1)	(178)
Net gain on settlement of derivative contracts	(981)	—	—	—	—
Net loss (gain) on sales of foreclosed real estate	(79)	152	(51)	27	196
Provision for loan and lease losses	789	702	658	523	373
Amortization of core deposit intangible	43	—	—	—	—
Acquisition expenses	1,492	—	—	—	—
Net non-interest adjustments	1,264	752	604	549	391
Operating income	$1,637	$1,192	$1,099	$1,283	$1,199

First US Bancshares, Inc. Reports Third Quarter 2018 Results

November 6, 2018

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

		Quarter Ended					Nine Months Ended
		2018			2017		2018	2017
		September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,

TANGIBLE BALANCES
Total assets		$802,595	$634,036	$627,319	$625,581	$614,599
Less: Goodwill		7,552	—	—	—	—
Less: Core deposit intangible		2,005	—	—	—	—
Tangible assets	(a)	$793,038	$634,036	$627,319	$625,581	$614,599

Total shareholders’ equity		$77,470	$75,634	$75,525	$76,208	$78,854
Less: Goodwill		7,552	—	—	—	—
Less: Core deposit intangible		2,005	—	—	—	—
Tangible common equity	(b)	$67,913	$75,634	$75,525	$76,208	$78,854

Average shareholders’ equity		$76,303	$75,447	$75,824	$78,960	$78,567	$75,858	$77,931
Less: Average goodwill		2,517	—	—	—	—	839	—
Less: Average core deposit intangible		676	—	—	—	—	225	—
Average tangible shareholders’ equity	(c)	$73,110	$75,447	$75,824	$78,960	$78,567	$74,794	$77,931

Net income	(d)	$240	$359	$414	$(1,866)	$635	$1,013	$1,455
Common shares outstanding	(e)	6,297	6,092	6,087	6,082	6,077

TANGIBLE MEASUREMENTS
Tangible book value per common share	(b)/(e)	$10.79	$12.41	$12.41	$12.53	$12.98

Tangible common equity to tangible assets	(b)/(a)	8.56%	11.93%	12.04%	12.18%	12.83%
Return on average tangible common equity (annualized)	(1)	1.30%	1.91%	2.21%	(9.38%)	3.21%	1.81%	2.50%

(1)	Calculation = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)